Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD THIRD QUARTER REVENUE OF $16.2 MILLION
AS ATHERECTOMY PRODUCT SALES INCREASE 66%
COLORADO SPRINGS, Colo. (October 30, 2006) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and nine months ended September 30, 2006.
Revenue for the third quarter of 2006 was a record $16.2 million, up 44% compared with revenue of $11.2 million for the third quarter of 2005. For the quarter, disposable product revenue rose 47% to $12.7 million, laser revenue was up 41% to $1.7 million, and service and other revenue increased 32% to $1.8 million, all compared with the third quarter of 2005. The increase in disposable product revenue for the quarter was driven primarily by a 66% increase in atherectomy product sales as compared with last year and supported by a 20% increase in lead removal revenue.
The worldwide installed base of lasers increased to 585 laser systems as of September 30, 2006 (457 in the United States), which includes record net laser placements of 37 units in the third quarter of 2006, compared with 18 net placements in the comparable quarter last year.
Gross margin for the quarter was 74% of revenue, compared with 76% in the third quarter a year ago. The decline from a year ago is primarily a result of costs associated with increased manufacturing staffing and related costs aimed at increasing production capacity, primarily in the area of disposable products. Operating expenses in the quarter were $12.6 million, up 55% from the prior-year third quarter. The increase is primarily related to ongoing investment in an expanded field sales organization, physician training, product development and clinical research initiatives to further penetrate the large and growing market for treating peripheral arterial disease (PAD). Operating expenses in the third quarter of 2006 also include stock-compensation expense of $748,000, pursuant to the adoption of Statement of Financial Accounting Standards 123(R), which the Company adopted as of January 1, 2006.
For the third quarter of 2006, Spectranetics reported a net loss of $165,000, or $0.01 per diluted share, compared with net income of $506,000, or $0.02 per diluted share, in the third quarter of 2005. Pre-tax income in the third quarter of 2006, including stock-compensation expense of $748,000, was $32,000, compared with pre-tax income of $623,000 in the third quarter of 2005.
“Our outstanding revenue results in the third quarter reflect the continued favorable market response to our CLiRpath® Turbo catheters, the success of our physician training programs and the ramp up and recent reorganization of our field sales organization,” said John G. Schulte, President and Chief Executive Officer. “We are also pleased to report another record quarter in new laser placements, expanding our foundation for further growth. We also achieved two important objectives during the quarter. First, we initiated enrollment in the CELLO trial, which is an FDA-approved trial that will enroll 85 patients at up to 15 sites. The trial will provide clinical data on the reduction of the arterial blockage in above the knee arteries following use of our TURBO-Booster product. Second, we received clearance from the FDA to market the TURBO elite™ product line, which incorporates a number of features that improve ease of use and ablation capability.”
Year-to-Date Financial Results
Revenue for the first nine months of 2006 rose 48% to $45.8 million, from $30.9 million for the first nine months of 2005. Year-to-date 2006 disposable product revenue rose 52% to $36.2 million, laser revenue was up 45% to $4.5 million, and service and other revenue increased 26% to $5.1 million, all compared with the first nine months of 2005.
Gross margin for the first nine months of 2006 was 74%, compared with 76% in the first nine months of 2005, with the decline primarily due to costs associated with increased manufacturing staffing and related costs aimed at increasing production capacity, primarily in the area of disposable products.
Net loss for the first nine months of 2006 was $495,000, or $0.02 per share, compared with net income of $823,000, or $0.03 per diluted share, in the first nine months of 2005. The pre-tax loss for the first nine months of 2006, including stock-compensation expense of approximately $2.0 million, was $71,000, compared with pre-tax income of $1.4 million in the first nine months of 2005.
Cash, cash equivalents and current and non-current investment securities totaled $57.3 million as of September 30, 2006, compared with $58.2 million as of June 30, 2006.
2006 Financial Guidance
Spectranetics today modified its previous 2006 financial guidance as follows:
Revenue for 2006 is estimated to be within the range of $62 million to $64 million, representing 43% to 48% growth over 2005 revenue; this compares with previous guidance for 2006 revenue to be within the range of $61 million to $64 million. The Company expects net loss, including stock-based compensation, to be within the range of a $2.0 million net loss to breakeven, and assumes gross margin in the mid-seventies, which is unchanged from previous guidance. Stock-based compensation is estimated to be within the range of $2.5 million to $3.0 million during 2006.
This guidance takes into consideration the following key factors:
1.	Laser placements are expected to be within the range of 110 to 120 net new laser placements in 2006, compared with previous guidance of 95 to105 net new laser placements.
2.	Spectranetics continues to expect the total number of field sales employees to be in the range of 80 to 90 by the end of 2006.
3.	Continued increases in research, development and other technology costs, particularly with the ongoing enrollment in the CELLO trial.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.

Conference Call
Management will host an investment-community conference call today beginning at 3:00 p.m. Mountain time, 5:00 p.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 9403296. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue	$16,194	$11,230	$45,808	$30,928
Cost of revenue	4,263	2,643	12,118	7,458

Gross margin	11,931	8,587	33,690	23,470
Gross margin %	74%	76%	74%	76%
Operating expenses:
Selling, general and administrative	10,105 (1)	6,128	28,568 (1)	17,394
Research, development and other technology	2,445 (2)	1,950	6,416 (2)	4,968

Total operating expenses	12,550	8,078	34,984	22,362

Operating (loss) income	(619)	509	(1,294)	1,108
Other income, net	651	114	1,223	290

Income (loss) before taxes	32	623	(71)	1,398
Income tax expense	(197)	(117)	(424)	(575)

Net (loss) income	$(165)	$506	$(495)	$823

Earnings (loss) per common and common equivalent share — basic and diluted—	$(0.01)	$0.02	$(0.02)	$0.03

Weighted average shares outstanding
Basic	30,791	26,070	28,557	25,852
Diluted	30,791	28,483	28,557	27,980

(1)	Includes stock-based compensation of $670,000 and $1,774,000 for the three and nine months ended September 30, 2006, respectively.

(2)	Includes stock-based compensation of $78,000 and $201,000 for the three and nine months ended September 30, 2006, respectively.

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets
Cash, cash equivalents and investment securities	$50,834	$14,937
Accounts receivable	10,294	8,141
Inventories	5,356	2,967
Deferred tax asset	65	65
Other current assets	1,617	663

Total current assets	68,166	26,773
Property, plant and equipment, net	13,789	8,801
Investment securities, non-current	6,462	1,976
Deferred tax asset, non-current	358	782
Other assets	412	443

Total assets	$89,187	$38,775

Liabilities and stockholders’ equity
Current liabilities	10,833	11,560
Non-current liabilities	6	31
Stockholders’ equity	78,348	27,184

Total liabilities and stockholders’ equity	$89,187	$38,775

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary:	2005		2006
	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr		3rd Qtr
(000’s, except per share amounts)
Laser Revenue:
Equipment sales	$767	$972	$820	$804		$1,076
Rental fees	447	629	560	603		636

Total laser revenue	1,214	1,601	1,380	1,407		1,712

Disposable Products Revenue:
Fiber-optic atherectomy revenue	4,236	4,809	5,081	6,934		6,450
Support catheter revenue	793	955	1,573	1,840		1,895

Total atherectomy revenue	5,029	5,764	6,654	8,774		8,345

Fiber-optic lead removal revenue	2,441	2,438	2,759	2,693		3,064
Other devices and accessories revenue	1,209	1,028	1,255	1,385		1,312

Total lead removal revenue	3,650	3,466	4,014	4,078		4,376

Service and other revenue	1,337	1,453	1,569	1,738		1,761

Total revenue	11,230	12,284	13,617	15,997		16,194

Net income (loss)	506	215	(638) *	308	*	(165) *
Net income (loss) per share
Basic	0.02	0.01	(0.02)	0.01		(0.01)
Diluted	0.02	0.01	(0.02)	0.01		(0.01)

Cash flow generated by (used in) operating activities	460	330	(5,501)	(924)		(445)
Total cash and investment securities-current and non-current	16,800	16,913	11,183	58,211		57,296
Laser sales summary:
Laser sales from inventory	4	2	2	1		4
Laser sales from evaluation/rental units	2	6	4	5		4

Total laser sales	6	8	6	6		8

*	Includes stock-based compensation of $620, $607 and $748, respectively.

Worldwide Installed Base Summary:

Laser sales from inventory	4	2	2	1	4
Rental placements	14	26	22	25	33
Evaluation placements	4	8	8	3	3

Laser placements during quarter	22	36	32	29	40
Buy-backs/returns during quarter	(4)	(6)	(3)	(4)	(3)

Net laser placements during quarter	18	30	29	25	37
Total lasers placed at end of quarter	464	494	523	548	585